Exhibit 10.1

BANZAI INTERNATIONAL, INC.

EMPLOYMENT OFFER LETTER

July 1, 2025

Dean Ditto

Dear Dean:

I am pleased to offer you a position with Banzai International, Inc. (the “Company”) as its Chief Financial Officer, commencing no later than July 14, 2025. You will be reporting directly to me, Joe Davy, CEO. You will receive an annual salary of $275,000, less applicable withholding, which will be paid in accordance with the Company’s normal payroll procedures. You should note that the Company reserves the right to modify salaries from time to time as it deems necessary.

In addition to your salary, we will recommend to the Company’s Board of Directors at its next regularly scheduled meeting that you receive the equivalent of $100,000 in RSUs of the Company’s common stock. Your RSUs will vest quarterly and the last ¼ will become fully exercisable 12 months after they are approved by the Board of Directors. The equity will be subject to the terms and conditions of the Company’s 2023 Equity Incentive Plan. You should consult with your own tax advisor concerning the tax risks associated with exercising the RSUs in the Company’s common stock.

In addition, you will be eligible for an annual incentive cash bonus of $100,000, subject to the achievement of certain goals, the specifics of which will be agreed upon and documented by the parties within 90 days of your first date of employment.

You will also be eligible for reimbursement of up to $10,000 for expenses that are associated with your relocation to the Seattle area. You may use this amount for any and all costs associated with your relocation, including temporary housing, if necessary. Please be sure to retain detailed receipts associated with all such expenses, which you will be responsible for submitting as per our expense reimbursement process.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. As a Company employee, you will be expected to abide by Company rules and regulations. You will be expected to sign and comply with the Company’s Proprietary Information and Inventions Agreement attached as Exhibit A, which requires, among other things, the assignment of your rights to any intellectual property made during your employment at the Company and the nondisclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me and Nancy Norton. This letter and the agreement relating to proprietary rights between you and the Company set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We look forward to working with you at Banzai International, Inc.

Very truly yours,

BANZAI INTERNATIONAL, INC.

By:
Name:	Joe Davy
Title:	CEO

AGREED AND ACCEPTED:

By:
Name:	Dean Ditto

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

As a condition of my relationship with Banzai International, Inc. and its subsidiaries, affiliates, successors or assigns (collectively, the “Company”), whether as an employee, contractor, consultant, advisor, officer and/or director, and in consideration of my service relationship with the Company and my receipt of compensation now and hereafter paid to me by the Company, I agree to the following terms under this Proprietary Information and Inventions Agreement (this “Intellectual Property Agreement”):

1.	Relationship with the Company

(a) I understand and acknowledge that my service relationship with the Company, whether as an employee, contractor, consultant, advisor, officer and/or director (my “Relationship with the Company”), is for an unspecified duration and constitutes an “at-will” Relationship with the Company. I acknowledge that this Relationship with the Company may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice.

(b) I agree that, during the term of my Relationship with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my Relationship with the Company, nor will I engage in any other activities that conflict with my obligations to the Company.

2.	Confidential Information

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any third party without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, business plans, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), market research, works of original authorship, intellectual property (including, but not limited to, unpublished works and undisclosed patents), photographs, negatives, digital images, software, computer programs, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings and engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Other Employer or Client Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.	Intellectual Property

(a) Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest in and to any and all original works of authorship, domain names, inventions, concepts, improvements, processes, methods or trade secrets, whether or not patentable or registrable under copyright or similar laws, that I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (including any of the foregoing that pre-date my execution of this Agreement) (collectively referred to as “Intellectual Property”) and that (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the Company business or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company (whether before or after my execution of this Agreement) and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act and belong to the Company. To the extent any Intellectual Property is not deemed to be work made for hire, I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

(b) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents, trademarks, domain names or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and other instruments that the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Intellectual Property, and any copyrights, patents, trademarks, domain names or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Intellectual Property Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this Intellectual Property Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent and copyright, trademark or domain name registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, works of original authorship, photographs, negatives or digital images or in any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(d) Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, trademarks, designs, domain names, processes, methods and trade secrets that were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), that belong to me, that relate to the Company’s proposed business, products or research and development, and that are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

Prior Intellectual Property:

Title	Date	Identifying Number or Brief Description

(e) Exception to Assignments. I understand that the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company do not obligate me to assign or offer to assign to the Company any of my rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company.

(f) Return of Company Documents. I agree that, at the time of leaving my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, domain names, original registration certificates, source code, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment or other documents or property, or reproductions of any aforementioned items, developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company or its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix A.

NOTICE: Notwithstanding any other provision of this Agreement to the contrary, this Agreement does not obligate me to assign or offer to assign to the Company any of my rights in an invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on my own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by me for the Company. This satisfies the written notice and other requirements of Washington law under RCW 49.44.140.

4.	Notification of New Employer or Client

In the event that I leave my Relationship with the Company, I hereby grant consent to notification by the Company to my new employer or consulting client of my rights and obligations under this Intellectual Property Agreement.

5.	Noncompetition; Nondisparagement; Diversion of Company Business

(a) During the period of my Relationship with the Company and for a period of twelve (12) months after termination thereof for any reason (the “Restricted Period”), I will not engage in, be employed by, perform services for, participate in the ownership, management, control or operation of, or otherwise be connected with or participate in, either directly or indirectly, any Competing Business or activity that is in any way competitive with the business or proposed business of the Company. I agree that this restriction is reasonable for my Relationship with the Company, but further agree that should a court exercising jurisdiction with respect to this Agreement find any such restriction invalid or unenforceable due to unreasonableness, either in period of time, geographical area, or otherwise, then in that event, such restriction is to be interpreted and enforced to the maximum extent which such court deems reasonable. The Company, in its sole discretion, may determine to waive the noncompetition provisions of this Section 5. Any such waiver shall not constitute a waiver of any noncompetition or forfeiture provisions of any other agreement between the Company and me. For the purpose of this Agreement “Competing Business” means any business who offers products or services that are directly or indirectly competitive with the products or services of the Company. A Competing Business includes any business pursuing research and development and/or offering products or services in competition with products or services which are, during and at the end of my Relationship with the Company as an employee, consultant, officer, advisor and/or director, either (a) produced, marketed, distributed, sourced or otherwise commercially exploited by the Company or (b) in actual or demonstrably anticipated research or development by the Company. Notwithstanding anything above, this paragraph only applies if my Relationship with the Company is that of an employee.

(b) During the Restricted Period, I will not divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers during the prior twelve (12)-month period, nor will I solicit or attempt to induce any customer, supplier, partner or other person or entity with whom the Company has, or is attempting to establish, a commercial relationship to cease or refrain from doing business with the Company or to alter its relationship with the Company in any way adverse to the Company.

(c) During the Restricted Period, I will not (a) make any false, misleading or disparaging representations or statements with regard to the Company or the products or services of the Company to any third party or (b) make any statement to any third party that may impair or otherwise adversely affect the goodwill or reputation of the Company.

6.	No Solicitation of Employees

In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the Restricted Period, I shall not solicit the employment of, or recruit or otherwise seek to hire, any person who is then employed by the Company (as an employee or consultant) or who was employed by the Company (as an employee or consultant) within the prior twelve (12) -month period, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly.

7.	Representations

I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

8.	Equitable Relief

The Company and I each agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement may cause the Company or me, as applicable, to suffer irreparable harm and to have no adequate remedy at law. In the event of any such breach or default by a party, or any threat of such breach or default, the other party will be entitled to injunctive relief, specific performance and other equitable relief. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

9.	General Provisions

(a) Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of Washington as they apply to contracts entered into and wholly to be performed within such state. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the states of Washington for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b) Entire Agreement. This Intellectual Property Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Intellectual Property Agreement, or any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c) Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d) Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and assigns.

IN WITNESS WHEREOF, the undersigned has executed this Proprietary Information and Inventions Agreement as of July 2, 2025.

BANZAI INTERNATIONAL, INC.

By:
Name:	Joseph P. Davy
Title:	CEO

Address: 435 Ericksen Ave Suite 250. Bainbridge Island, WA 98110

EMPLOYEE

By:
Printed Name:	Dean Ditto

[SIGNATURE PAGE TO PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT]

APPENDIX A

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any and all works of original authorship, domain names, original registration certificates, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, or other documents or property, or reproductions of any aforementioned items, belonging to Banzai International, Inc. and its subsidiaries, affiliates, successors or assigns (collectively, the “Company”).

I further certify that I have complied with all the terms of the Company’s Proprietary Information and Inventions Agreement signed by me (the “Intellectual Property Agreement”), including the reporting of any Intellectual Property (as defined therein) conceived or made by me (solely or jointly with others) covered by the Intellectual Property Agreement.

I further agree that, in compliance with the Intellectual Property Agreement, I have read, understand and will comply with my obligations in Section 2, 3, 4, 5 and 6 of such Intellectual Property Agreement.

Dated: ____________________________________

(Signature)